UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): November 16, 2006

ECB BANCORP, INC.

(Exact name of registrant as specified in its charter)

North Carolina	000-24753	56-2090738
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Post Office Box 337 Engelhard, North Carolina	27824
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (252) 925-9411

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Results of Operations and Financial Condition.

William F. Plyler II, who serves as Senior Vice President and Chief Credit Officer of our bank subsidiary, The East Carolina Bank (the “Bank”), will retire from active employment with the Bank effective on January 1, 2007. Mr. Plyler has been employed by the Bank since 1995. In connection with his retirement, the Bank has entered into certain arrangements or modifications of existing agreements with Mr. Plyler as described below which have been approved by our Board of Directors following receipt of a recommendation from its independent Compensation Committee.

Consultation Agreement. On November 16, 2006, the Bank entered into a Consultation Agreement with Mr. Plyler under which he agreed that, following his retirement, he will consult with the Bank’s management and staff and provide services relating to credit analysis, underwriting and review, loan work-outs, and staff credit training. For his services during the one-year term of the agreement, the Bank will pay Mr. Plyler a retainer of $20,000, monthly payments of $7,000, and $75 per hour for his time spent in any month on the Bank’s business in excess of 85 hours.

At the end of its term, the agreement is renewable, at the option of the Bank, for an additional term of one year. During the renewal term, the Bank would pay Mr. Plyler a retainer of $20,000, monthly payments of $6,000, and $75 per hour for his time spent in any month on the Bank’s business in excess of 65 hours. If the agreement is not renewed by the Bank, it will make a one-time payment to Mr. Plyler in the amount of $75,000.

The agreement restricts Mr. Plyler’s ability to be employed by a competing financial institution or certain other entities for a period two years following his retirement. During the initial term of the agreement and, if renewed by the Bank, the renewal term, the Bank will reimburse Mr. Plyler for out-of-pocket expenses incurred in providing services to the Bank and will provide him with coverage under the Bank’s group medical insurance plan.

Acceleration of Vesting of Stock Awards. On November 16, 2006, we entered into an agreement providing that, effective upon Mr. Plyler’s retirement, we will accelerate the vesting of restricted stock awards covering 1,095 shares of our common stock, and employee stock options covering 5,504 shares, that were awarded or granted to him in prior years under our Omnibus Stock Ownership and Long Term Incentive Plan.

Executive Supplemental Retirement Plan and Endorsement Method Split Dollar Plan. The Executive Supplemental Retirement Plan and Split Dollar Plan entered into with Mr. Plyler during 2002 to provide supplemental retirement income and death benefits following retirement will remain in effect in accordance with their terms, except that the Executive Supplemental Retirement Plan will be modified to provide for distributions to begin at age 65.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, we have duly caused this Report to be signed on our behalf by the undersigned thereunto duly authorized.

ECB BANCORP, INC.
(Registrant)

Date: November 21, 2006	By:	/S/ Gary M. Adams
Gary M. Adams
Chief Financial Officer

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